Exhibit (c) (2)

Project Carbon PRESENTATION TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS MARCH 9, 2021 | CONFIDENTIAL | PRELIMINARY DRAFT

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Agenda 2 □ Process Update □ ModusLink Preliminary Observations □ Additional Considerations □ Next Steps

Preliminary ModusLink Financial Observations

(dollars in millions)

	Fiscal Year Ended July 31,			Fiscal Year Ending July 31,					CAGR	CAGR
	2018	2019	2020	2021E	2022E	2023E	2024E	2025E	2018 to 2020	2021E to 2025E
Revenue	**$345.9**	**$332.9**	**$338.5**	**$234.2**	**$236.5**	**$240.3**	**$249.5**	**$259.3**	**-1.1%**	**2.6%**
Growth %	*NA*	*-3.8%*	*1.7%*	*-30.8%*	*1.0%*	*1.6%*	*3.8%*	*3.9%*		
Base Business VAR	*143.5*	*131.6*	*145.2*	*114.2*	*116.6*	*116.0*	*118.3*	*123.3*		
New Business VAR	*7.8*	*9.9*	*3.0*	*6.2*	*5.0*	*7.5*	*10.0*	*10.0*		
A **VAR**	**$151.3**	**$141.5**	**$148.2**	**$120.4**	**$121.6**	**$123.5**	**$128.3**	**$133.3**	**-1.0%**	**2.6%**
Growth %	*NA*	*-6.5%*	*4.7%*	*-18.8%*	*1.0%*	*1.6%*	*3.8%*	*3.9%*		
% of Revenue	*43.7%*	*42.5%*	*43.8%*	*51.4%*	*51.4%*	*51.4%*	*51.4%*	*51.4%*		
Cost of Goods Sold	(119.4)	(106.0)	(84.4)	(71.5)	(72.0)	(74.1)	(77.0)	(80.0)		
B **Gross Profit**	**$31.9**	**$35.5**	**$63.8**	**$48.9**	**$49.6**	**$49.4**	**$51.3**	**$53.3**	**41.3%**	**2.2%**
% of Revenue	*9.2%*	*10.7%*	*18.8%*	*20.9%*	*21.0%*	*20.6%*	*20.6%*	*20.6%*		
% of VAR	*21.1%*	*25.1%*	*43.0%*	*40.6%*	*40.8%*	*40.0%*	*40.0%*	*40.0%*		
Operating Expenses [1]	(31.3)	(39.3)	(35.8)	(36.6)	(35.4)	(35.4)	(35.4)	(35.4)		
Depreciation and Amortization	6.8	5.6	4.1	3.5	3.5	3.5	3.5	3.5		
Total Adjustments [2]	(12.4)	3.4	0.4	2.8	0.0	0.0	0.0	0.0		
C **Adjusted EBITDA**	**($4.9)**	**$5.2**	**$32.5**	**$18.6**	**$17.7**	**$17.5**	**$19.4**	**$21.4**	**NMF**	**3.5%**
% of Revenue	*-1.4%*	*1.6%*	*9.6%*	*8.0%*	*7.5%*	*7.3%*	*7.8%*	*8.3%*		
% of VAR	*-3.3%*	*3.7%*	*21.9%*	*15.5%*	*14.6%*	*14.2%*	*15.1%*	*16.1%*		

Selected Commentary

A After stabilizing in FY 2018 – FY 2020, VAR is projected to decline ~20% in FY 2021 before rebounding at a CAGR of ~2.5% over the projection period. VAR declines in FY 2021 are attributable primarily to (i) customer exits and (ii) organic volume declines at certain top customers.

B Gross profit doubled from FY 2018 to FY 2020 amid a management program to cut direct labor costs and exit unprofitable accounts, with gross margins generally projected to remain elevated.

C Management is forecasting that EBITDA will grow at a CAGR of ~3.5% after FY 2021, driven primarily by (i) new business VAR outpacing erosion in the baseline business and (ii) continued cost discipline supporting elevated profit margins.

Note: Operating expenses burdened with $800k payable to Steel Partners for certain services.
1. FY 2021E operating expenses consist of $33.8 million of recurring SG&A expense and $2.8 million of one-time expenses added-back to arrive at Adjusted EBITDA, which include (i) $1.2 million restructuring expense and (ii) $1.6 million one-time non-cash charge.
2. FY 2018 Adjustments consist primarily of $12.7mm reversal of gain on sale of long-lived assets. FY 2019 Adjustments consist primarily of $3.0mm add-back of asset impairment charge. Adjustments also include strategic consulting & related fees, executive severance & employee retention, restructuring expense, other gain or loss on sale of long-lived assets and dormant entity non-cash charge.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; CAGR refers to Compound Annual Growth Rate; E refers to Estimated; FY refers to Fiscal Year; NA refers to not available; NMF refers to not meaningful figure; VAR refers to Value-Added Revenue.
Source: Company management.

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW
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CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW $390 $346 $298 $304 $289 $254 $193 $186 $151 $142 $148 $120 $122 $124 $128 $133 $35 $36 $37 $37 $38 $39 $41 $46 $49 $50 $52 $54 $56 $58 $61 $- $100.0 $200.0 $300.0 $400.0 $500.0 $600.0 $700.0 $800.0 $900.0 $1,000.0 FY 2010 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021E FY 2022E FY 2023E FY 2024E FY 2025E $0.0 $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 CAGRs 2 VAR IVA 10 - Year (2010 – 2020) (9.2%) 4.0% 3 5 - Year (2015 – 2020) (10.2%) 5.6% 4 - Year (2021E – 2025E) 2.6% 4.4% ModusLink Long - Term Value Added - Revenue (VAR) Performance 1. Defined as the market value of goods and services produced by the industry minus the cost of goods and services used in p rod uction. Also described as the industry’s contribution to GDP, or profit plus wages and depreciation, per IBIS World; 2. Refers to fiscal years for ModusLink and calendar years for industry data; 3. Represents 9 - year (CY 2011 – 2020) CAGR due to unavailability of CY 2010 data. CAGR refers to Compound Annual Growth Rate; E refers to Estimated; FY refers to Fiscal Year; VAR refers to Value - Added Revenue. Source: Company management, IBIS World, World Bank. ModusLink VAR vs. Third Party Logistics Industry Value Added (“IVA”) 1 (VAR dollars in millions; IVA dollars in billions) VAR: New Business vs. Erosion (dollars in millions) New Business Erosion VAR IVA / / 4 $45 $31 $42 $20 $33 $26 $12 $8 $10 $3 $6 $5 $8 $10 $10 $89 $80 $36 $35 $67 $87 $19 $43 $20 - $4 $34 $4 $6 $5 $5 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021E FY 2022E FY 2023E FY 2024E FY 2025E Erosion has exceeded new business in 8 of the last 10 years, leading to a ~(9)% CAGR over the past decade New Business refers to new customers or new programs with existing customers Erosion refers to VAR declines from existing customer programs

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW ModusLink Profitability Observations 1. Data shown for FY 2010 – FY 2017 represents information for the entire company (prior to the acquisition of IWCO). E refers to Estimated; FY refers to Fiscal Year’ VAR refers to Value - Added Revenue. Source: Company management, Capital IQ, public filings. Gross Profit 1 (dollars in millions) Gross Margins 1 $111 $81 $69 $74 $75 $54 $25 $36 $32 $36 $64 $49 $50 $49 $51 $53 FY 2010 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021E FY 2022E FY 2023E FY 2024E FY 2025E 5 12% 10% 10% 10% 10% 10% 5% 8% 9% 11% 19% 21% 21% 21% 21% 21% 28% 23% 23% 24% 26% 21% 13% 20% 21% 25% 43% 41% 41% 40% 40% 40% FY 2010 FY 2011 FY 2012 FY 2013 FY 2014 FY 2015 FY 2016 FY 2017 FY 2018 FY 2019 FY 2020 FY 2021E FY 2022E FY 2023E FY 2024E FY 2025E Gross Profit as % of Revenue / Gross Profit as % of VAR /

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW $31.9 $63.8 $48.9 $5.0 $1.5 $6.5 $1.8 $0.0 $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 FY 18A FY 20A Customer Y Customer Z Customer B Other Net Erosion FY 21E $151.3 $148.2 $120.4 $20.4 $7.8 $11.7 $7.7 $4.5 $4.0 $4.4 $7.7 $7.6 $4.9 $80.0 $100.0 $120.0 $140.0 $160.0 $180.0 $200.0 FY 18A Growth Erosion FY 20A Customer Y Customer Z Customer B Other Net Erosion FY 21E ModusLink FY 2018 to FY 2021E VAR & Gross Profit Bridge 6 FY refers to Fiscal Year; VAR refers to Value - Added Revenue. Source: Company management. Gross Profit Bridge (dollars in millions) VAR Bridge (dollars in millions) Gross profit growth is attributable to the following factors : (i) elimination of approximately $ 23 million of direct labor costs between FY 2018 and FY 2020 ; (ii) exits from unprofitable customers ; and (iii) organic growth in VAR at certain high margin customers Exits from unprofitable customers Organic growth from existing programs at Customer A and B Customer exits Organic declines in existing programs $31.9 Growth

Summary Comparison of FY 2021 Forecast vs. Original Budget

1H FY 2021

($ in millions)	1H FY'21 Original Budget	1H FY'21 Actual		*Difference $*
VAR				
Base Business VAR	58.8	63.7		$4.9
New Business VAR	3.3	1.9	A	($1.5)
Total VAR	**$62.1**	**$65.5**		**$3.4**
% of Revenue	*44.1%*	*50.8%*		*6.6%*
Cost of Goods Sold	35.3	36.1	B	$0.8
Gross Profit	**$26.9**	**$29.5**		**$2.6**
% of Revenue	*19.1%*	*22.8%*		*3.8%*
% of VAR	*43.2%*	*45.0%*		*1.7%*
Recurring SG&A	19.3	16.3	B	($2.9)
Nonrecurring Opex[1,2]	0.7	2.8		$2.1
Add: Depreciation and Amortization	1.9	1.8		($0.1)
Adjusted EBITDA	**$9.5**	**$15.0**	E	**$5.4**
% of Revenue	*6.8%*	*11.6%*		*4.8%*
% of VAR	*15.3%*	*22.8%*		*7.5%*

2H FY 2021

($ in millions)	2H FY'21 Original Budget	2H FY'21 Current Projections		*Difference $*
VAR				
Base Business VAR	53.7	50.5		($3.1)
New Business VAR	7.3	4.3	C	($3.0)
Total VAR	**$61.0**	**$54.8**		**($6.2)**
% of Revenue	*45.0%*	*52.2%*		*7.2%*
Cost of Goods Sold	35.8	35.4	D	($0.4)
Gross Profit	**$25.2**	**$19.4**		**($5.8)**
% of Revenue	*18.6%*	*18.5%*		*-0.1%*
% of VAR	*41.3%*	*35.4%*		*-5.9%*
Recurring SG&A	18.7	17.5	D	($1.2)
Nonrecurring Opex[1]	0.0	0.0		$0.0
Add: Depreciation and Amortization	1.7	1.7		($0.0)
Adjusted EBITDA	**$8.2**	**$3.6**	E	**($4.5)**
% of Revenue	*6.0%*	*3.5%*		*-2.6%*
% of VAR	*13.4%*	*6.6%*		*-6.8%*

Selected Commentary

- **A** 1H VAR – Base business outperformance driven by outperformance at most accounts (including ~$2.5mm variance from delayed Customer Y / Customer Z exits) offset by underperformance in new business generation.
- **B** 1H Costs – Gross margins elevated given VAR outperformance, with SG&A below budget primarily due to reductions/delays in certain budgeted sales hires and marketing spend.
- **C** 2H VAR – 2H VAR forecasted to be lower than budget primarily due to headwinds tied to existing Customer B program (~$5mm negative variance), continued delays in new contracts tied to COVID-related logos and substantial reduction in the pipeline.
- **D** 2H Costs – Despite lower VAR forecast than originally budgeted, COGS largely unchanged due to certain fixed costs. SG&A forecast below budget due to pull-back in sales/marketing spend amid pipeline reduction.
- **E** 2H Adjusted EBITDA – 2H Adjusted EBITDA forecast of $3.6mm is lower than 1H Adj. EBITDA due to (among other factors): (i) headwinds at Customer B, (ii) Customer Y and Customer Z exits, (iii) elevated COGS margins due to VAR reduction and (iv) slightly higher SG&A level.

1. Recurring SG&A and non-recurring opex sum up to $36.6 million of FY21E operating expenses shown on page 3.
2. Non-recurring opex consists of restructuring expense ($0.7 million budgeted vs. $1.2 million actual), as well as $1.6 million actual non-cash charge that was not budgeted.
Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non-recurring items; FY refers to Fiscal Year; H refers to Half; NMF refers to not meaningful figure; SG&A refers to Selling, General and Administrative expenses; VAR refers to Value-Added Revenue.
Source: Company management.

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CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Financial Projections Comparison 1. SG&A for FY 2021 excludes restructuring expenses of $0.7 million in the September Projections and $1.2 million in the Curr ent Projections. Adjusted EBITDA refers to Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain non - recurring ite ms; CAGR refers to Compound Annual Growth Rate; SG&A refers to Selling, General and Administrative expenses; VAR refers to Value - Added Revenue. Source: Company management. 8 Below is a comparison of the current financial projections prepared by ModusLink management to a prior set of projections developed in connection with a refinancing process undertaken in September 2020 (that did not ultimately result in a refinanc ing ) Key differences include: Cumulative impact of lower new business assumptions due to lack of momentum in new customer pipeline / contract delays Lower profit margins due to factors including operating leverage VAR CAGR : ~6% Gross Margin : ~300 to 400 bps expansion SG&A : ~$3 million increase relative to recent levels to support growth VAR CAGR : ~2.5% Gross Margin : ~50 bps compression SG&A : Remains near recent levels Cumulative VAR Reduction : ~9% Cumulative Adjusted EBITDA Reduction : ~29% September Projections Current Projections Difference Fiscal Year ended July 31, Fiscal Year ended July 31, Fiscal Year ended July 31, (dollars in millions) 2021 2022 2023 2024 2025 2021 2022 2023 2024 2025 2021 2022 2023 2024 2025 VAR Base Business VAR 112.5 119.7 126.7 131.4 141.3 114.2 116.6 116.0 118.3 123.3 1.8 (3.1) (10.6) (13.1) (18.1) New Business VAR 10.7 10.0 10.0 15.0 15.0 6.2 5.0 7.5 10.0 10.0 (4.5) (5.0) (2.5) (5.0) (5.0) Total VAR $123.1 $129.7 $136.7 $146.4 $156.3 $120.4 $121.6 $123.5 $128.3 $133.3 ($2.8) ($8.1) ($13.1) ($18.1) ($23.1) Growth % -16.9% 5.3% 5.4% 7.1% 6.8% -18.8% 1.0% 1.6% 3.8% 3.9% -1.9% -4.4% -3.7% -3.3% -2.9% Less: Cost of Goods Sold 71.1 73.9 76.5 80.5 84.4 71.5 72.0 74.1 77.0 80.0 0.4 (2.0) (2.4) (3.5) (4.5) Gross Profit $52.1 $55.8 $60.1 $65.9 $71.9 $48.9 $49.6 $49.4 $51.3 $53.3 ($3.2) ($6.2) ($10.7) ($14.6) ($18.6) % of Revenue 18.8% 19.4% 20.2% 21.2% 22.1% 20.9% 21.0% 20.6% 20.6% 20.6% 2.1% 1.6% 0.3% -0.6% -1.5% % of VAR 42.3% 43.0% 44.0% 45.0% 46.0% 40.6% 40.8% 40.0% 40.0% 40.0% -1.6% -2.2% -4.0% -5.0% -6.0% Less: SG&A 1 38.0 38.0 38.0 38.0 38.0 35.4 35.4 35.4 35.4 35.4 (2.6) (2.6) (2.6) (2.6) (2.6) Add: Depreciation and Amortization 3.6 3.6 3.6 3.6 3.6 3.5 3.5 3.5 3.5 3.5 (0.1) (0.1) (0.1) (0.1) (0.1) Add: Adjustments 0.0 0.0 0.0 0.0 0.0 1.6 0.0 0.0 0.0 0.0 1.6 0.0 0.0 0.0 0.0 Adjusted EBITDA $17.7 $21.4 $25.8 $31.5 $37.6 $18.6 $17.7 $17.5 $19.4 $21.4 $0.9 ($3.7) ($8.3) ($12.1) ($16.2) % of Revenue 6.4% 7.4% 8.7% 10.1% 11.5% 7.9% 7.5% 7.3% 7.8% 8.3% 1.5% 0.0% -1.4% -2.3% -3.3% % of VAR 14.4% 16.5% 18.9% 21.5% 24.0% 15.5% 14.6% 14.2% 15.1% 16.1% 1.1% -2.0% -4.7% -6.4% -8.0%

ModusLink Process Observations

- 200+ parties contacted between launch in early 2019 and re-launch in early 2020
- Four LOI's received, with offers ranging between ~$15mm - $60mm[1]
- FY 2020 results reflect profitability turnaround, but certain topline headwinds have surfaced in FY 2021
- Certain considerations raised by parties during sales process remain:
  - No clear path to winning new logos and/or top-line growth
  - Complexity of global operations raises scalability concerns
  - Unsustainable lack of investment in the business

1. Documentation of $60 million offer subject to confirmation.
Source: Company management and financial advisor.

CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW

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CONFIDENTIAL - PRELIMINARY DRAFT - SUBJECT TO FURTHER REVIEW Next Steps & Timing 10 □ ModusLink Next Steps □ IWCO Projections & Corporate Review □ Preparation of Preliminary Financial Analyses □ Discussion of Potential Response Considerations

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Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials . Disclaimer (cont.) 12

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